EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

AUGUST 12, 2005

CONTACTS:

JEFFREY L. MOBLEY, CFA VICE PRESIDENT- INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING OF PRIVATE OFFERING OF ADDITIONAL 6.5% SENIOR NOTES DUE 2017

OKLAHOMA CITY, OKLAHOMA, AUGUST 12, 2005 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced a private placement offering to eligible purchasers of an additional $100 million of its 6.5% Senior Notes due August 15, 2017. The offering of additional notes is expected to close concurrently with the closing of Chesapeake’s recently announced $500 million offering of its 6.5% Senior Notes due 2017. All of the notes issued in the offerings will be issued as a single class of notes under the same indenture. The additional senior notes were priced at 99.5% of par to yield 6.561% to maturity. The notes are expected to be eligible for resale under Rule 144A.

Chesapeake intends to use the net proceeds from the offering to repay debt under its revolving bank credit facility.

The new notes have not been registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the new notes.

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include estimates and give our current expectations or forecasts of future events. Although we believe our forward-looking statements are reasonable, they can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

Chesapeake Energy Corporation is the third largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company’s operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale and Ark-La-Tex regions of the United States.